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                                                                    EXHIBIT 10.1



March 21, 2003

Mr. John van Roden
1439 Lanes End
Villanova, PA  19085

Dear John:

I am pleased to extend this formal employment offer to join Glatfelter as Senior Vice President & Chief Financial Officer reporting directly to the Chairman & CEO of the company. We believe you will bring outstanding leadership to our organization as we continue our pursuit of the company's Vision. You will be formally approved as an executive officer at the next regularly scheduled Board meeting.

We are interested in starting your first day of employment on April 7, 2003. Your starting base salary is $23,750 per month; this is an annualized amount of $285,000 per year. We receive our pay on the last day of each month. You will receive a pro rated paycheck dependent upon your start date. As an executive of the company, your salary will be reviewed on an annual basis by our Compensation Committee and modified based upon performance. Typically we review officer's compensation at the December board meeting. In addition to the starting base salary, you will receive a $15,000 signing bonus payable April 30.

Your assignment is incentive bonus eligible with a target incentive established at 50% of your salary range midpoint. The target bonus is $146,802. Incentive for 2003 will be pro rated (and guaranteed at target) based upon your start date. Our incentive is based on achievement of key financial objectives established by the Board. During the orientation process, we will cover the specific metrics for 2003.

As our Senior Vice President & Chief Financial Officer you will participate in our long-term incentive plan which has several variables which vest over a three-year period. Effective with your start date, you will be eligible for a restricted stock grant of 1,900 shares, stock options of 11,000 shares, and performance cash pool valued at $40,000. The performance cash pool is linked to total shareholder performance against peer companies. Specific details on the program including the strike price will be covered during your first week of employment. Attached is a document outlining the basic mechanics to the program. Additional awards are made annually by the compensation committee at our December meeting.

Glatfelter provides a nice selection of benefits. Attached is a summary document but I will highlight a few items:

-    Your personal vacation eligibility is established at five (5) weeks.

-    Eleven holidays which includes one floating holiday.

- A comprehensive medical and dental plan. Specific details are covered in the summary document.

- A 401k plan - eligibility begins after 60 days of employment. Our plan does contain a matching contribution of up to a total match of 1.5% into our stock. Details are covered in a separate brochure.

- Pension benefits. As a senior executive, we will provide a combined qualified and nonqualified pension benefit. You will be eligible for our Supplemental Executive Retirement Plan.

- There are a variety of additional benefits outlined in the attached document.

Questions on the benefits information should be directed to Pat Kessler, Compensation & Benefits Analyst at 717-225-2701.
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Attached is a document outlining relocation support to the York area. As discussed during the interview process, relocation for this assignment is critical. Our program is designed to assist with this process. Included in our relocation program is two months of salary to address expenses associated with your relocation.

As an officer of the company, you will be provided a change in control agreement, which will be reviewed during the orientation period.

There is a formality to verify your education credentials; this process will require your written authorization on the enclosed form. Additionally, we require the successful completion of a pre employment drug screening process. You may use your personal physician for this process. Arrangements for this process can be made through Mikki Wheeler in the Human Resources department.

You will be required to sign a confidentiality agreement. A copy is attached for your review. It is a standard agreement but I do encourage you to read it carefully and direct questions to my attention.

You will have the use of a laptop and cell phone for your assignment. Official company hours are 8:00 a.m. to 5:00 p.m. Monday through Friday. Given your assignment, we do anticipate that your work schedule will require modification due to travel requirements and business demands. Maureen Brenner will coordinate your office support requirements. Currently our business dress code is business casual.

We would like your decision on this offer by close of business April 4. You may indicate acceptance of this offer by your signature and date below. Our facsimile line is 717-812-0251. We will begin the scheduling of the orientation process immediately upon acceptance.

The entire team is excited to have you join the organization. I believe you will find your assignment challenging, have the opportunity to learn new skills, and help our company reach its goals.

Congratulations on your new assignment. You may reach my office at 717-225-2747 or home number (717-792-6285) to address any questions regarding this offer.

Sincerely,



William T. Yanavitch
Vice President Human Resources
Glatfelter

Cc:   Mr. George Glatfelter
      Ms. Pat Kessler
      Mrs. Mikki Wheeler
      Personnel file                         Accepted:
                                                      -----------------------
                                                       Mr. John van Roden


                                             Date:
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